EXHIBIT 10.29

$479,859,000

BACKUP FACILITY AGREEMENT

dated as of October 26, 2001

among

DNA FINANCE CORP.,

THE CHASE MANHATTAN BANK,
as the CP Administrative Agent,

The Financial Institutions Parties Hereto,
as Banks,

THE CHASE MANHATTAN BANK,
as the Agent Bank,

and

THE CHASE MANHATTAN BANK,
as the Collateral Agent

BACKUP FACILITY AGREEMENT

Table of Contents

ARTICLE I DEFINITIONS
SECTION 1.1.	Definitions.
SECTION 1.2.	Interpretation.

ARTICLE II COMMERCIAL PAPER OPERATIONS

SECTION 2.1.	Issuance of Commercial Paper.
SECTION 2.2.	Commercial Paper Account.

ARTICLE III REVOLVING FACILITY LOANS

SECTION 3.1.	Revolving Facility Commitments.
SECTION 3.2.	Payment of Commercial Paper; Procedure for Revolving Facility Loans.
SECTION 3.3.	Disbursement of Funds.
SECTION 3.4.	Reserved.
SECTION 3.5.	Interest on Facility Loans.
SECTION 3.6.	Increased Costs, Funding Losses, etc.
SECTION 3.7.	Taxes.
SECTION 3.8.	Interest Elections.
SECTION 3.9.	Pro Rata Borrowing.
SECTION 3.10.	Facility Fees.
SECTION 3.11.	Repayment of Loans; Evidence of Debt.

ARTICLE IV OTHER CREDIT TERMS

SECTION 4.1.	Reduction of Commitments; Prepayment.
SECTION 4.2.	Extensions of Expiry Dates and Commitments.
SECTION 4.3.	Increases in Aggregate Commitment Amount.
SECTION 4.4.	Additional Banks; SPC Option to Require Assignment of Term Loans.
SECTION 4.5.	Use of Proceeds.
SECTION 4.6.	Pre-Funded Bank Deposits.

ARTICLE V PAYMENTS

SECTION 5.1.	Payments on Non-Business Days.
SECTION 5.2.	Prepayments.
SECTION 5.3.	Funding Account.
SECTION 5.4.	Method and Place of Payment, etc.
SECTION 5.5.	Sharing of Payments, etc.

ARTICLE VI CONDITIONS PRECEDENT

SECTION 6.1.	Conditions to Effectiveness.
SECTION 6.2.	Conditions to Initial Issuance of Commercial Paper.
SECTION 6.3.	Conditions to Each Issuance of Commercial Paper.
SECTION 6.4.	Conditions to the Making of Each Revolving Facility Loan.
SECTION 6.5.	Conditions to the Making of Each Refunding Loan, Pre-Funding Loan or Term Loan.
SECTION 6.6.	[Reserved].
SECTION 6.7.	Obligations Absolute.

ARTICLE VII COVENANTS

ARTICLE VIII EVENTS OF DEFAULT

SECTION 8.1.	Backup Facility Agreement Events of Default.

ARTICLE IX REPRESENTATIONS AND WARRANTIES

ARTICLE X MISCELLANEOUS

SECTION 10.1.	Exercise of Rights.
SECTION 10.2.	Amendment and Waiver.
SECTION 10.3.	Successors and Assigns.
SECTION 10.4.	Notices.
SECTION 10.5.	Survival of Representations and Warranties.
SECTION 10.6.	Governing Law.
SECTION 10.7.	Counterparts.
SECTION 10.8.	Setoff.
SECTION 10.9.	Further Assurances.
SECTION 10.10.	Appointment of the Agent Bank.
SECTION 10.11.	Resignation by the Agent Bank; Removal.
SECTION 10.12.	Knowledge of SPC.
SECTION 10.13.	Descriptive Headings.
SECTION 10.14.	Limitation of Liability.
SECTION 10.15.	No Petition.
SECTION 10.16.	Limited Recourse.

BACKUP FACILITY AGREEMENT

            BACKUP FACILITY AGREEMENT, dated as of October 26, 2001 (as amended, supplemented or modified from time to time, this "Backup Facility Agreement") among DNA FINANCE CORP., a Delaware corporation (the "SPC"), THE CHASE MANHATTAN BANK, a New York banking corporation ("Chase"), as CP Administrative Agent for the SPC (together with its successors in such capacity, the "CP Administrative Agent"), the financial institutions parties hereto (hereinafter each, together with its successors and permitted assigns, a "Bank" and collectively, together with their respective successors and permitted assigns, the "Banks"), Chase, as agent for the Banks (hereinafter, together with its successors in such capacity, the "Agent Bank"), and Chase, as Collateral Agent as provided in the Participation Agreement referred to herein.

WITNESSETH:

            WHEREAS, the SPC proposes to issue and sell its promissory notes in the United States commercial paper market and utilize the net proceeds thereof to make SPC Loans to the Lessor, the proceeds of which SPC Loans will be used by the Lessor for the purposes described in the Participation Agreement dated as of the date hereof (as amended, supplemented, amended and restated or otherwise modified from time to time, the "Participation Agreement"), among Genentech, as Lessee, Vacaville Real Estate Trust 2001, as Lessor, Wilmington Trust Company, as Trustee, Various Financial Institutions, as Investors, DNA Finance Corp., as SPC, Various Financial Institutions, as Banks, Chase, as Agent Bank, Collateral Agent and CP Administrative Agent;

            WHEREAS, pursuant to the Participation Agreement and the Lease, the Lessee has agreed, on the terms and conditions stated therein, to make payments under the Lease, the proceeds of which shall be used to repay the SPC Loans;

            WHEREAS, the SPC has made application to the Banks for the commitments of the Banks, subject to and upon the terms and conditions set forth herein and in the other Operative Agreements, to make Facility Loans to the SPC, the proceeds of which shall be used to pay maturing Commercial Paper and to fund SPC Loans to the Lessor under the SPC Loan Agreement; and

            WHEREAS, subject to the terms and conditions set forth herein, the Banks are willing to commit to make such Facility Loans to the SPC;

            NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

            SECTION 1.1.    Definitions.

            Capitalized terms used in this Backup Facility Agreement and not otherwise defined have the meanings assigned to such terms in Annex A to the Participation Agreement.

            SECTION 1.2.    Interpretation.

            The rules of interpretation set forth in Annex A to the Participation Agreement shall apply to this Backup Facility Agreement.

ARTICLE II

COMMERCIAL PAPER OPERATIONS

            SECTION 2.1.    Issuance of Commercial Paper.

            (a)    Subject to the provisions of this Section 2.1 and to Sections 6.2 and 6.3, provided that the Depositary and the SPC shall not have received instructions from the Agent Bank, pursuant to this Section 2.1, not to issue or deliver Commercial Paper, the SPC shall have the right prior to the Backup Facility Commitment Termination Date (as extended pursuant to Section 4.2, as applicable) for all Banks (other than Non-Consenting Banks) from time to time on and after the Closing Date, to issue and sell Commercial Paper in the aggregate amount at one time outstandings equal to the Commitments pursuant to the Commercial Paper Documents and the Participation Agreement. The Agent Bank shall have the right to instruct the Depositary and the SPC not to issue and sell Commercial Paper only if there shall have occurred one or more of the following events: (i) the Commitments shall have been terminated in whole pursuant to Section 4.1, or (ii) the conditions precedent specified in Section 6.2 or Section 6.3, as applicable, with respect to the issuance of Commercial Paper have not been satisfied or waived, or (iii) the Commitments are otherwise terminated in whole for any reason in accordance herewith or the Agent Bank is entitled pursuant to Section 8.1 to terminate the right of the SPC to issue Commercial Paper, or (iv) the Funding Account or the Commercial Paper Account or any funds on deposit in, or otherwise to the credit of, the Funding Account or the Commercial Paper Account are or have become subject to any stay, writ, judgment, warrant or attachment, execution or similar process, unless such stay, writ, judgment, warrant or attachment, execution or similar process does not, in the reasonable opinion of the Majority Banks, materially impair the fulfillment of the transactions contemplated by this Backup Facility Agreement. In addition, the Agent Bank shall instruct the Depositary and the SPC to cease issuing Commercial Paper at any time that the Agent Bank has actual knowledge that the conditions set forth in Section 6.3 have not been satisfied, provided that, once such conditions have been satisfied, the Agent Bank shall instruct the Depositary to again issue and sell Commercial Paper. Any instructions from the Agent Bank to the Depositary and the SPC in accordance with this Section 2.1 shall be in writing (or given by telephone) and shall specify one or more of the events described in the preceding two sentences as being the reason(s) to cease issuing and delivering Commercial Paper. Additionally, if the SPC has actual knowledge that one or more of the events described in clauses (i) through (iv) above has occurred, the SPC agrees that it will not issue or sell Commercial Paper. If the Agent Bank shall, as permitted by this Section 2.1(a), instruct the Depositary and the SPC not to issue or deliver the Commercial Paper, the SPC shall not thereafter issue or sell any Commercial Paper until the Agent Bank instructs the Depositary to resume issuing Commercial Paper. Concurrently with the giving of any such instructions to the Depositary and the SPC, the Agent Bank shall give notice thereof to the Lessee, the Lessor, the Placement Agents and the Rating Agencies, but failure to do so shall not impair the effectiveness of such instructions.

            (b)    The SPC agrees that each note constituting Commercial Paper shall (i) be in one of the forms as provided in the Issuing and Paying Agreement, (ii) be dated the date of issuance thereof, (iii) be made payable to the order of a named payee, (iv) have a maturity date which shall be a Business Day and shall not be later than the three hundred sixty fourth (364th) day following issuance thereof, (v) be in a Face Amount (issued on a discount basis) of $100,000 or an integral multiple of $1,000 in excess of $100,000, (vi) be exempt from or sold in a transaction exempt from the registration requirements of the Securities Act, (vii) otherwise conform to requirements which may be established by the Rating Agencies as a condition to the rating of any Commercial Paper or the continuance of such rating and (viii) not mature later than the date that is 90 days after the then-current Expiry Date.

            (c)    Subject to the provisions of the Issuing and Paying Agreement, all Commercial Paper shall be delivered and issued against payment therefor in collected funds which are immediately available on the date of issuance, and otherwise in accordance with the terms of this Backup Facility Agreement and the Commercial Paper Documents.

            SECTION 2.2.    Commercial Paper Account.

            (a)    Contemporaneously with the execution and delivery by the SPC of the Issuing and Paying Agreement, and for the purposes of this Backup Facility Agreement and the Issuing and Paying Agreement, the Depositary shall establish the Commercial Paper Account in accordance with Section 3(a) of the Issuing and Paying Agreement.

            (b)    The proceeds of the sale of Commercial Paper on any date shall be applied in the following order:

       (i)    deposited in the Commercial Paper Account only to the extent necessary to pay on such day the amount of matured and concurrently maturing Commercial Paper, whether or not presented to the Depositary for payment;

       (ii)    to repay any amounts then due and owing in respect of the Facility Loans (whether due to maturity or acceleration) on such date;

       (iii)    deposited in the Funding Account up to the amount necessary to make an SPC Loan by the SPC to the Lessor in accordance with the SPC Loan Agreement;

       (iv)    at the option of the SPC, to prepay any outstanding Facility Loans; and

       (v)    any remainder shall be deposited into the Funding Account.

            (c)    [Reserved].

            (d)    Following the payment in full of all Commercial Paper pursuant to the Issuing and Paying Agreement, any amounts on deposit in the Commercial Paper Account shall be transferred to the Funding Account for disposition in accordance with Section 13 of the Participation Agreement. Any instructions given herein by the Agent Bank shall be in writing.

ARTICLE III

REVOLVING FACILITY LOANS

            SECTION 3.1.    Revolving Facility Commitments.

            (a)    Subject to and upon the terms and conditions herein set forth, each Bank severally agrees, at any time and from time to time on a revolving basis during the period from the Backup Facility Closing Date to and including the Expiry Date of such Bank, to make revolving credit loans ("Revolving Facility Loans") to the SPC up to such Bank's Commitment, which Facility Loans shall initially be made as ABR Loans or (if a request therefor is made on or before 11:00 a.m. (New York City time) three Business Days prior to the date of such loan or loans) as Eurodollar Loans. By delivery of Interest Election Requests from time to time to the Agent Bank in accordance with Section 3.8, the SPC may elect that all or a portion of a Borrowing be converted from ABR Loans into Eurodollar Loans or, subject to Section 12.6 of the Participation Agreement, from Eurodollar Loans into ABR Loans. On the terms and subject to the conditions hereof, the SPC may from time to time borrow, prepay and reborrow Revolving Facility Loans.

            (b)    No Revolving Facility Loan shall be made by a Bank if the conditions set forth in Section 6.4 or Section 6.5, as applicable, are not satisfied with respect thereto unless waived in accordance herewith.

            (c)    The SPC shall repay, in accordance with Section 3.11(a), the Revolving Facility Loans of each Bank in full (or in such lesser amount as shall be equal to the portion of such Bank's Commitment that is not being extended in accordance with Section 4.2 or converted pursuant to Section 3.2(c)) on the Expiry Date (as such date may be extended in accordance with Section 4.2(b)) applicable to such Bank.

            (d)    Each Bank's obligation to make Facility Loans hereunder is several and not joint. The failure of any Bank to make the Revolving Facility Loan to be made by it as part of any Borrowing shall not relieve any other Bank of its obligation, if any, hereunder to make its Revolving Facility Loan on the date of such Borrowing, but no Bank shall be responsible for the failure of any other Bank to make the Revolving Facility Loan to be made by such other Bank on the date of any Borrowing.

            SECTION 3.2.    Payment of Commercial Paper; Procedure for Revolving Facility Loans.

            (a)    On each Business Day that Commercial Paper matures, the CP Administrative Agent shall determine whether there is an Initial CP Deficiency Amount, and if there is an Initial CP Deficiency Amount, the CP Administrative Agent shall, not later than 11:00 a.m. on such Business Day, give telephonic notice (promptly confirmed by writing) to the Collateral Agent to transfer, pursuant to Section 4.3 of the Collateral Trust Agreement, to the Commercial Paper Account amounts on deposit in the Funding Account up to the amount of any such Initial CP Deficiency Amount on such day. If there is a Funded CP Deficiency Amount after the application of such funds, if any, the CP Administrative Agent shall deliver, not later than 11:30 a.m. (New York City time) on such Business Day a Notice of Borrowing of Revolving Facility Loans (such Revolving Facility Loans made for the purpose of funding the Funded CP Deficiency Amount, "Refunding Loans") in an aggregate principal amount equal to such Funded CP Deficiency Amount, and each Bank shall, upon the request of the SPC or the CP Administrative Agent, as attorney-in-fact for the SPC, subject to the limitations imposed by Section 3.1(b) and Article VI, make a Refunding Loan as provided in this Section 3.2 and Section 3.3. Such Refunding Loans shall be deposited by the Agent Bank, not later than 2:30 p.m. (New York City time) on such Business Day, into the Commercial Paper Account.

            Additionally, if the CP Administrative Agent receives a Default Draw Request from the Depositary pursuant to Section 8(a) of the Issuing and Paying Agreement, the CP Administrative Agent shall deliver a Notice of Borrowing, and each Bank shall be obligated to make a Refunding Loan on the date it receives such notice in the amount of the Default Draw Amount as specified in such notice, according to its Commitment Percentage.

            If on any Business Day any SPC Loans are to be made on such Business Day pursuant to the terms of the SPC Loan Agreement, if the SPC so directs the CP Administrative Agent, the CP Administrative Agent shall request a Borrowing of Revolving Facility Loans in an aggregate principal amount of such SPC Loan or portion thereof specified in such request, and each Bank shall, upon the request of the SPC or the CP Administrative Agent, as attorney-in-fact for the SPC, to the Agent Bank and subject to the limitations imposed by Section 3.1(b) and Article VI, make a Revolving Facility Loan as provided in this Section 3.2.

            (b)    In any case where a Facility Loan is required by Section 3.2(a), SPC or the CP Administrative Agent, as attorney-in-fact for the SPC, shall give the Agent Bank telephonic notice (confirmed in writing promptly thereafter) of the principal amount or aggregate principal amount, as the case may be, of such Facility Loans (each such notice, herein a "Notice of Borrowing").

       (i)    If such Notice of Borrowing relates to a Refunding Loan, the following provisions shall apply:

    If such Notice of Borrowing is received by the Agent Bank no later than 11:30 a.m. (New York City time) on any Business Day proposed for a Borrowing, the Agent Bank shall, no later than 12:00 Noon (New York City time) on such day, give each Bank telephonic notice (confirmed in writing promptly thereafter) or written notice of such request. If such notice is received by a Bank later than 12:00 Noon (New York City time) on any such Business Day, such Bank shall make the requested Facility Loan not later than 2:30 p.m. on such Business Day in accordance with Section 3.3(a). If such notice is received by a Bank later than 12:00 Noon (New York City time) on such Business Day, such Bank shall attempt in good faith to make the requested Facility Loan on such Business Day but in any event no later than 10:00 a.m. (New York City time) on the next succeeding Business Day.
    Each Borrowing of Refunding Loans shall be made as ABR Loans or (if sufficient notice is given in accordance with Section 3.1(a)) as Eurodollar Loans (as specified in the Notice of Borrowing) and, subject to Section 4.6, each Borrowing shall be made pro rata by the Banks according to the respective Commitment Percentages of the Banks. If the Agent Bank determines in accordance with Section 3.3(a) that the conditions precedent to the making of any Refunding Loan have not been satisfied, then by no later than 12:00 Noon (New York City time), the Agent Bank shall notify the SPC, the Banks, the Depositary, the Placement Agent and the CP Administrative Agent of such determination. Failure to give such a notice shall be deemed to be a confirmation by the Agent Bank that such conditions precedent have been satisfied or waived.

       (ii)    If such Notice of Borrowing relates to any Facility Loan other than a Refunding Loan, the following provisions shall apply:
    If such Notice of Borrowing is received by the Agent Bank no later than 1:00 p.m. (New York City time) on any Business Day proposed for a Borrowing, the Agent Bank shall, no later than 1:30 p.m. (New York City time) on such day, give each Bank telephonic notice (confirmed in writing promptly thereafter) or written notice of such request. If such notice is received by a Bank no later than 1:30 p.m. (New York City time) on any such Business Day, such Bank shall make the requested Facility Loan on such Business Day in accordance with Section 3.3(a). If such notice is received by a Bank later than 1:30 p.m. (New York City time) on such Business Day, such Bank shall attempt in good faith to make the requested Facility Loan on such Business Day but in any event no later than 10:00 a.m. (New York City time) on the next succeeding Business Day.
    Each Borrowing of Facility Loans shall be made as ABR Loans or (if sufficient notice is given in accordance with Section 3.1 (a)) as Eurodollar Loans (as specified in the Notice of Borrowing) and, subject to Section 4.6 each Borrowing shall be made pro rata by the Banks according to the respective Commitment Percentages of the Banks. If the Agent Bank determines in accordance with Section 3.3(a) that the conditions precedent to the making of any Facility Loan have not been satisfied, then by no later than 2:15 p.m. (New York City time), the Agent Bank shall notify the SPC, the Banks, the Depositary and the CP Administrative Agent of such determination. Failure to give such a notice shall be deemed to be a confirmation by the Agent Bank that such conditions precedent have been satisfied or waived.

            (c)    Subject to the terms and conditions hereof, each Bank severally agrees to make a Facility Loan to SPC on the Expiry Date of such Bank in an amount equal to the amount of such Bank's Commitment or, if less, the portion thereof that is expiring on such Expiry Date (a "Term Loan"). The Term Loan of each Bank shall be made by automatically converting the outstanding amount of its Revolving Facility Loans (or, if less, an amount thereof equal to the amount of its Term Loan being made on such date) to a Term Loan and by funding, in accordance with Section 3.3(a), the balance of such Bank's Commitment, if any. After the making of such Term Loan, such Bank shall not have any further Commitment hereunder. The proceeds of such Term Loans will be deposited by the Agent Bank into the Commercial Paper Account to the extent necessary to pay the Face Amount of Commercial Paper outstanding on such day (taking into account any funds otherwise on deposit in such account on such day). Any remaining proceeds shall be deposited by the Agent Bank into the Funding Account.

            (d)    Notwithstanding anything to the contrary in this Section 3.2, no Bank shall be obligated to make a Facility Loan in excess of such Bank's Commitment.

            SECTION 3.3.    Disbursement of Funds.

            (a) Subject to Section 3.2(b)(ii)(A), no later than (i) 2:30 p.m. (New York City time), in the case of Refunding Loans, and (ii) 4:00 p.m. (New York City time), in the case of any Facility Loan other than a Refunding Loan, on the date for a Borrowing, each Bank will make available to the Agent Bank at the Payment Office in freely transferable U.S. dollars and in immediately available same-day funds its Commitment Percentage of the Borrowing required to be made on such day. After the Agent Bank's receipt of such funds and the Agent Bank's good faith determination that the conditions set forth in Section 6.4 or Section 6.5, as applicable, have been fulfilled (in each case in accordance with the related time periods set forth in Section 3.2), the Agent Bank will immediately make such funds available to the SPC by remitting the proceeds of such Facility Loans in accordance with the provisions of this Agreement. If the conditions set forth in Section 6.4 or Section 6.5, as applicable, have not been fulfilled (in each case within the applicable time periods set forth in this Agreement for giving notice thereof), the Agent Bank will as soon as practicable return to each Bank the amount such Bank had made available to the Agent Bank on such day.

            (b) Unless the Agent Bank shall have received notice from a Bank prior to the time of any Borrowing that such Bank will not make available to the Agent Bank such Bank's Facility Loan, the Agent Bank may assume that such Bank has made such Facility Loan available to the Agent Bank on the date of such Facility Loan in accordance with this Section 3.3 and the Agent Bank may (but in no event shall be required to), in reliance upon such assumption, apply the proceeds of such Facility Loan as provided for in this Section 3.3. If and to the extent such Bank shall not have so made such Facility Loan available to the Agent Bank, such Bank agrees to repay to the Agent Bank forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available by the Agent Bank until the date such amount is repaid to the Agent Bank, at a rate per annum for each such day equal to the greater of the Federal Funds Effective Rate and a rate determined by the Agent Bank in accordance with banking industry rules on interbank compensation. If such amount is not repaid to the Agent Bank by such Bank within three days following the date such amount is made available by the Agent Bank, the SPC shall, upon demand by the Agent Bank, pay such amount to the Agent Bank for the Agent Bank's account, together with interest thereon for each day elapsed at a rate per annum equal to the interest rate applicable to such Facility Loans.

            SECTION 3.4.    Reserved.

            SECTION 3.5.    Interest on Facility Loans.

            (a)    The SPC agrees to pay interest in respect of the unpaid principal amount of each ABR Loan from the date such Facility Loan is made or the date such Facility Loan is converted to an ABR Loan, as the case may be, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the ABR in effect from time to time.

            (b)    The SPC agrees to pay interest in respect of the unpaid principal amount of each Eurodollar Loan from the date such Facility Loan is made or the date such Facility Loan is converted to a Eurodollar Loan, as the case may be, until maturity (whether by acceleration or otherwise) during each Interest Period applicable thereto at a rate per annum equal to (i) the Applicable Margin for Eurodollar Loans plus (ii) the Eurodollar Rate for such Interest Period.

            (c)    The SPC agrees to pay interest in respect of the unpaid principal amount of each Facility Loan and interest on any overdue interest thereon (to the extent lawful) from the due date thereof until paid in full at a rate per annum equal to the Overdue Rate.

            (d)    Accrued interest in respect of each ABR Loan shall be payable on each Quarterly Payment Date, at maturity (whether by acceleration, demand or otherwise), and after such maturity, on demand. Accrued interest in respect of each Eurodollar Loan shall be payable in arrears on the last Business Day of each Interest Period applicable to such Eurodollar Loan, on each three-month anniversary of the commencement of any six-month Interest Period applicable to such Eurodollar Loan, on any prepayment or conversion (on the amount prepaid or converted), at maturity (whether by acceleration, demand or otherwise), and after such maturity, on demand.

            SECTION 3.6.    Increased Costs, Funding Losses, etc.

            Reference is made to Sections 12.4, 12.5 and 12.6 of the Participation Agreement with respect to the rights of the Banks to be indemnified for increased capital costs and funding losses, and the rights of the Banks to convert Eurodollar Loans into ABR Loans upon the occurrence of certain events.

            SECTION 3.7.    Taxes.

            Reference is made to Sections 12.2 and 12.3 of the Participation Agreement with respect to the rights of the Agent Bank and the Banks to be indemnified with respect to Taxes.

            SECTION 3.8.    Interest Elections.

            (a)    Elections by the SPC for Borrowings. Each Borrowing shall be initially of the Type specified in the applicable Notice of Borrowing and in the case of Eurodollar Loans shall have the Interest Period specified in such Notice of Borrowing. Thereafter the SPC may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing as a Borrowing of the same Type and, in the case of Eurodollar Loans, may elect the Interest Period therefor, all as provided in this Section. The SPC may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Banks holding the Facility Loans constituting such Borrowing, and the Facility Loans constituting each such portion shall be considered a separate Borrowing.

            (b)    Notice of Elections; Limitations on Interest Periods. To make an election pursuant to this Section, the SPC shall notify the Agent Bank of such election by telephone by the time that a Notice of Borrowing would be required under Section 3.1(a) if the SPC were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic request (each such request, herein an "Interest Election Request") shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile transmission to the Agent Bank of a written Interest Election Request in a form approved by the Agent Bank and signed by the SPC. There shall not be more than a total of 15 different Interest Periods outstanding at any one time. Notwithstanding any other provision of this Backup Facility Agreement, the SPC shall not be entitled to request, or to elect to convert to or continue as Eurodollar Loans any Eurodollar Loans if (i) a Lease Event of Default shall have occurred and be continuing or (ii) the Interest Period requested therefor would end after the Maturity Date.

            (c)    Information in Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 3.8(b):

       (i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) of this paragraph shall be specified for each resulting Borrowing);

       (ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

       (iii)    whether the resulting Borrowing is to be comprised of ABR Loans or Eurodollar Loans; provided, that if no such election is made, such Borrowing shall be comprised of Eurodollar Loans; and

       (iv)    if the resulting Borrowing is comprised of Eurodollar Loans, the Interest Period therefor after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period"; provided, that if such Borrowing is a Eurodollar Loan pursuant to the proviso set forth in clause (iii) above, the Interest Period shall be one (1) month.

If any such Interest Election Request requests Eurodollar Loans but does not specify an Interest Period, then the SPC shall be deemed to have selected an Interest Period of one month's duration.

            (d)    Notice by the Agent Bank to the Banks. Promptly following receipt of an Interest Election Request, the Agent Bank shall advise each Bank of the details thereof and of such Bank's portion of each resulting Borrowing.

            (e)    Failure to Elect. If the SPC fails to deliver a timely Interest Election Request with respect to a Borrowing comprised of Eurodollar Loans prior to the end of the Interest Period therefor, then at the end of such Interest Period the succeeding Interest Period shall be of the same duration as the ending Interest Periods, subject to the restrictions set forth in the definition of "Interest Period" in Annex A to the Participation Agreement.

            SECTION 3.9.    Pro Rata Borrowing.

            All Revolving Facility Loans under this Backup Facility Agreement shall be made by the Banks simultaneously and in such amounts as necessary so that after giving effect thereto the outstanding Facility Loans of each Bank shall bear the same proportion to all outstanding Facility Loans of all Banks as such Bank's Commitment Percentage bears to 100%. The Term Loans shall be made by each Bank at the Expiry Date of such Bank's Commitment as provided herein. It is understood that no Bank shall be responsible for any default by any other Bank in its obligations to make Facility Loans hereunder and that each Bank shall be obligated to make the Facility Loans provided to be made by it hereunder, regardless of the failure of any other Bank to fulfill its commitment hereunder.

            SECTION 3.10.    Facility Fees.

            The SPC agrees to pay to the Agent Bank for the account of each Bank a facility fee (individually, a "Facility Fee" and in the aggregate, the "Facility Fees"), which shall accrue at the related Facility Fee Rate on the daily amount of the Commitment of such Bank (whether used or unused) during the period (including any portion thereof when the obligation of any Bank to make Facility Loans is suspended by reason of any failure of the conditions set forth in Section 6.4 or Section 6.5, as applicable, to be satisfied) commencing on the Backup Facility Closing Date, in the case of each Bank that is signatory hereto, or the effective date specified in the Assignment and Acceptance pursuant to which it became a Bank, in the case of each other Bank, and continuing until the Backup Facility Commitment Termination Date, provided that, if such Bank continues to have Facility Loans outstanding after its Commitment terminates, then such Facility Fee shall continue to accrue on the daily amount of such Bank's Facility Loans from and including the date on which its Commitment terminates to but excluding the date on which such Bank ceases to have any Facility Loans outstanding (or such earlier date on which Lessor shall be obligated to convey the Property Interest pursuant to the Lease). The Facility Fees shall be paid quarterly in arrears on each Quarterly Payment Date for the period ending on such Quarterly Payment Date and on the Backup Facility Commitment Termination Date and the date of any reduction or termination of the Commitments in accordance with the provisions of Section 4.1 or Article VIII. Facility Fees shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual number of days elapsed. Upon the receipt of such payment from the SPC, the Agent Bank shall promptly distribute to each Bank its pro rata share thereof.

            SECTION 3.11.    Repayment of Loans; Evidence of Debt.

            (a)    SPC hereby unconditionally promises to pay (i) to the Agent Bank for the account of each Bank the then unpaid principal amount (after giving effect to any conversions of such Revolving Facility Loans to Term Loans under Section 3.2(c)) of each Revolving Facility Loan (or such lesser amount as shall be equal to the portion of such Bank's Commitment that is not being extended in accordance with Section 4.2) on the Expiry Date (as such date may be extended in accordance with Section 4.2(b)) of such Bank (except to the extent such Revolving Facility Loan or a portion thereof is converted into a Term Loan pursuant to Section 3.2(c)), and (ii) to the Agent Bank for the account of each Bank the then unpaid principal amount of each Term Loan on the Maturity Date.

            (b)    Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of SPC to such Bank resulting from each Facility Loan made by such Bank, including the amounts of principal and interest payable and paid to such Bank from time to time hereunder.

            (c)    The Agent Bank shall maintain accounts in which it shall record (i) the amount of each Facility Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from SPC to each Bank hereunder and (iii) the amount of any sum received by the Agent Bank hereunder for the account of the Banks and each Bank's share thereof.

            (d)    The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Bank or the Agent Bank to maintain such accounts or any error therein shall not in any manner affect the obligation of SPC to repay the Facility Loans in accordance with the terms of this Agreement.

            (e)    Any Bank may request that Facility Loans made by it be evidenced by a promissory note. In such event, SPC shall prepare, execute and deliver to such Bank a promissory note payable to the order of such Bank (or, if requested by such Bank, to such Bank and its registered assigns) and in a form approved by the Agent Bank and Lessee. Thereafter, the Facility Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 4.4) be represented by one or more promissory notes in registered form.

ARTICLE IV

OTHER CREDIT TERMS

            SECTION 4.1.    Reduction of Commitments; Prepayment.

            (a)    SPC may at any time and from time to time prepay the Revolving Facility Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the CP Administrative Agent at least three Business Days prior thereto in the case of Eurodollar Loans and at least one Business Day prior thereto in the case of ABR Loans (or on the same day if such ABR Loans are paid with the proceeds of Commercial Paper), which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, SPC shall also pay any amounts owing pursuant to Section 3.6. Upon receipt of any such notice, the Agent Bank shall promptly notify each relevant Bank thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Facility Loans that are ABR Loans) accrued interest to such date on the amount prepaid. Except as provided in Section 4.1(d) below, partial prepayments of Revolving Facility Loans shall be in an aggregate principal amount (for all Banks) of $1,000,000 or a whole multiple thereof.

            (b)    SPC may at any time terminate, or from time to time reduce, the aggregate Commitments of the Banks; provided that (i) each reduction of the aggregate Commitments shall be in an amount (for all Banks) that is an integral multiple of $1,000,000 and not less than $5,000,000, (ii) SPC shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Revolving Facility Loans in accordance with this Section, the available amount of the total Commitments of all the Banks would be less than the outstanding Face Amount of Commercial Paper (less the amount available in the Commercial Paper Account to pay such Commercial Paper as it matures), (iii) if any Term Loans are outstanding, after giving effect to such reduction and any concurrent prepayment of the Facility Loans, each Bank has received a pro rata reduction of such Bank's Exposure Percentage. A Bank's "Exposure Percentage" shall be equal to the result (expressed as a percentage) obtained by dividing the amount of such Bank's Commitment or outstanding Term Loan by the sum of the total Commitments of all the Banks and all outstanding Term Loans.

            (c)    SPC may only prepay Term Loans to the extent required to comply with clause (iii) of the proviso in the preceding paragraph or, after all Commitments have been terminated, at any time and from time to time, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the CP Administrative Agent at least three (3) Business Days prior thereto in the case of Eurodollar Loans and at least one (1) Business Day prior thereto in the case of ABR Loans (or on the same day if such ABR Loans are paid with the proceeds of Commercial Paper), which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, SPC shall also pay any amounts owing pursuant to Section 3.6. Upon receipt of any such notice the Agent Bank shall promptly notify each relevant Bank thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.

            (d)    In connection with a prepayment of SPC Loans upon a Utility Buy-In, the Commitments of the Banks shall be reduced on a pro rata basis in an amount equal to such prepayment, and, if after giving effect thereto, the total Commitments of all the Banks shall be less than 102% of the outstanding Face Amount of Commercial Paper (less the amount available in the Commercial Paper Account to pay such Commercial Paper as it matures) then an amount equal to such deficiency shall be deposited into the Commercial Paper Account to pay Commercial Paper as it matures.

            SECTION 4.2.    Extensions of Expiry Dates and Commitments.

            (a)    Subject to the other provisions of this Backup Facility Agreement permitting earlier termination, the Commitment of each Bank shall terminate (the "Expiry Date") on the 364th day following the Backup Facility Closing Date or, if such day is not a Business Day, on the preceding Business Day, unless such Commitment and Expiry Date are extended pursuant to clause (b) below.

            (b)    The SPC or the CP Administrative Agent, as attorney-in-fact for the SPC, may, by written request to the Lessor, the Agent Bank and each related Bank given not earlier than sixty (60) days nor later than thirty (30) days prior to the related Expiry Date, request (an "Extension Request") up to four (4) extensions of the Commitment and Expiry Date of such Bank, in each case up to the date that is:

       (i)    with respect to all extensions other than the fourth such extension (the "Fourth Extension"), 364 days after the related Expiry Date then in effect; and

       (ii)    with respect to the Fourth Extension, the Maturity Date.

No later than the date (the "Extension Response Date") which is thirty (30) days after such request has been delivered to the related Bank or Banks (or such later date as is specified in such request), each related Bank will notify the Agent Bank in writing (with copies to the SPC, the Lessor, the Lessee and the Rating Agencies) whether or not it consents to such Extension Request (which consent may be (A) granted or denied by each Bank in its sole discretion, (B) for a commitment amount that is less than the Commitment of such Bank then in effect and (C) conditioned on receipt of such financial information or other documentation as may be specified by such Bank); provided, however, that any such Bank that fails to so advise the SPC on or prior to the Extension Response Date shall be deemed to have denied such Extension Request. Such extension shall become effective for each Consenting Bank on the then-current Expiry Date for such Bank (the "Extension Effective Date"). If any Bank shall not receive or shall deny an Extension Request or shall agree to an Extension Request with a Commitment that is less than its Commitment in effect immediately prior to it then current Expiry Date (each, a "Non-Consenting Bank"), such Bank shall (unless replaced by Commitments of Banks or Additional Banks in accordance with Section 4.4) make a Term Loan in accordance with Section 3.2(c). Any Bank that consents to an Extension Request with a Commitment that is less than its Commitment in effect immediately prior to it then current Expiry Date shall be treated as a Non-Consenting Bank for the portion of such Commitment that is not being extended for all purposes hereof and as an extending Bank for the portion of such Commitment that is being extended.

            (c)    As of the Expiry Date in effect immediately prior to the Extension Effective Date, the Non-Consenting Banks shall have no further obligations under the Operative Agreements to fund Facility Loans other than such Non-Consenting Bank's Term Loan.

            SECTION 4.3.    Increases in Aggregate Commitment Amount.

            The SPC shall have the right at any time prior to the Backup Facility Commitment Termination Date, with the consent of all of the Banks and the Agent Bank's approval of the Additional Banks (not to be unreasonably withheld), to effect an increase in the aggregate amount of the Commitments under this Backup Facility Agreement by adding to this Backup Facility Agreement one or more Additional Banks as Banks party hereto, or by allowing one or more Banks to increase their Commitments hereunder, so that such added and increased Commitments shall equal the increase in the aggregate Commitment amount effectuated pursuant to this Section; provided that (i) no Bank's Commitment shall be increased without the consent of such Bank (which consent may be granted or denied by such Bank in its sole discretion); (ii) on the effective date of any such increase in the aggregate Commitment amount, all Facility Loans outstanding shall be ABR Loans or Eurodollar Loans having Interest Periods ending on such effective date or if other Eurodollar Loans are outstanding, their Interest Periods shall be terminated early and the Lessee shall pay any related breakage costs in accordance with Section 12.6 of the Participation Agreement; (iii) each existing Bank (other than a Non-Consenting Bank or a Downgraded Bank) shall have been offered the option of increasing its Commitments by an amount equal to its Commitment Percentage of the increase in the aggregate Commitment amount; and (iv) there shall not have occurred and be continuing any Lease Event of Default. The SPC shall give the Agent Bank fifteen (15) days' prior written notice of the SPC's intention to increase the aggregate Commitment amount pursuant to this Section. Such notice shall specify each proposed Additional Bank, if any, the changes in amounts of Commitments that will result, and such other information as is reasonably requested by the Agent Bank. Each proposed Additional Bank, and each Bank agreeing to increase its Commitments, shall execute and deliver to the Agent Bank a document in form and substance as may be reasonably required by the Agent Bank pursuant to which it becomes a party hereto (a "Joinder Agreement") or increases its Commitment, as the case may be. Upon execution and delivery of such documents, such proposed Additional Bank shall constitute a "Bank" hereunder and under the other Operative Agreements with a Commitment as specified therein, or such Bank's Commitment shall increase as specified therein, as the case may be. Such Additional Bank shall pay to the Agent Bank for the account of the existing Banks an amount equal to such Additional Bank's Commitment Percentage of the outstanding Revolving Facility Loans (including any Unapplied Pre-Funded Bank Deposit), or such existing Bank increasing its Commitment shall pay to the Agent Bank for the account of the other existing Banks an amount equal to the increase in such Bank's Commitment Percentage of the outstanding Revolving Facility Loans (including any Unapplied Pre-Funded Bank Deposit), as the case may be.

            SECTION 4.4.    Additional Banks; SPC Option to Require Assignment of Term Loans.

            (a)    So long as no Lease Event of Default shall be in existence, (A) the SPC shall be permitted to add one or more Eligible Assignees as Banks (each, an "Additional Bank"), (B) the SPC shall be permitted to replace any Non-Consenting Bank at any time, and (C) the SPC may at any time replace any Bank having a Commitment whose short-term credit is rated below A-1 by S&P or below P-1 by Moody's (a "Downgraded Bank") with increased Commitments from existing Banks or Commitments from one or more Additional Banks in the amount of the Commitment of such Downgraded Bank. If the SPC elects to add an Additional Bank or to replace any Bank pursuant to this Section 4.4, the SPC may accept a Joinder Agreement of such Additional Bank or require by written notice to the replaced Bank that it assign its Commitment to another Bank or to an Additional Bank which is willing to accept such assignment, as the case may be, subject to the satisfaction of the following conditions precedent: (i) if applicable, the replaced Bank shall have received payment in full at par, of all Facility Loans and other amounts owing to such Bank under the Operative Agreements on or prior to the date of replacement, (ii) SPC shall have paid or caused to be paid any liability to such replaced Bank under Section 12.6 of the Participation Agreement if any Eurodollar Loan owing to such Bank shall be prepaid (or purchased) other than on the last day of the Interest Period relating thereto, (iii) the Additional Bank, if not already a Bank, shall be reasonably satisfactory to the Agent Bank and the Lessee, (iv) if applicable, upon payment of the amounts set forth in clause (i) above, such replaced Bank and such Additional Bank shall be obligated to execute an Assignment and Acceptance of its rights without recourse to effect such replacement in accordance with the provisions of Section 11.3 of the Participation Agreement (provided that the SPC or the relevant Additional Bank shall be obligated to pay the registration and processing fee referred to therein), (v) if applicable, the Additional Bank shall have agreed to be subject to all of the terms and conditions of this Backup Facility Agreement and the other Operative Agreements, (vi) the CP Administrative Agent, upon receipt of written notice, shall have notified S&P and Moody's of such replacement and the identity of the Additional Bank at least ten (10) Business Days prior to such replacement, and (vii) the CP Administrative Agent and the Agent Bank shall have received written confirmation from S&P and Moody's that immediately after giving effect to such replacement, the then-current rating of the Commercial Paper shall not be qualified, reduced or withdrawn as a result thereof. The Agent Bank hereby agrees to cooperate with the SPC and the Lessee in the SPC's and the Lessee's efforts to arrange one or more Additional Banks as contemplated by this Section 4.4.

            (b)    If any Bank shall have made a Term Loan (such Bank, a "Termed Out Bank") in accordance with the provisions of this Agreement, SPC may (provided that no Lease Event of Default shall have occurred and be continuing), in accordance with Legal Requirements, at any time require such Termed Out Bank to assign such Termed Out Bank's Term Loan to a bank or financial institution selected by SPC which is willing to accept such assignment (a "Term Loan Purchaser"), together with all of such Termed Out Bank's rights and obligations under this Agreement, the Participation Agreement and the other Operative Agreements, pursuant to an Assignment and Acceptance, substantially in the form of Exhibit B to the Participation Agreement, executed by such Term Loan Purchaser and such Termed Out Bank (and, in the case of a Purchasing Bank that is not a Bank or an Affiliate thereof, by SPC, Lessee and Agent Bank) and delivered to Agent Bank for its recording in the Register; provided, however, that (i) such Termed Out Bank shall have received payment in full at par, of its Term Loan and other amounts owing to such Bank under the Operative Agreements on or prior to the date of such assignment, (ii) SPC shall have paid or caused to be paid any liability to such Termed Out Bank under Section 12.6 of the Participation Agreement if any Eurodollar Loan owing to such Termed Out Bank shall be purchased by the Term Loan Purchaser other than on the last day of the Interest Period relating thereto, (iii) SPC shall promptly notify Agent Bank, such Termed Out Bank, S&P and Moody's of such assignment and the identity of the assignee ten (10) days in advance thereof; and Agent Bank and SPC shall receive prior written notice from S&P and Moody's that immediately after giving effect to such assignment, the Commercial Paper shall be rated not lower than such Commercial Paper is rated immediately prior to giving effect to such assignment; (iv) such Term Loan Purchaser, if not already a Bank, shall be reasonably satisfactory to the Agent Bank; and (v) the Term Loan Purchaser shall represent in the Assignment and Acceptance that all matters set forth in Section 7.8 of the Participation Agreement are true, correct and binding as to it (as if it were a Bank referred to therein) as of the date of the Assignment and Acceptance, and the provisions of such Section 7.8 shall be incorporated in the Assignment and Acceptance as if restated therein in their entirety. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Term Loan Purchaser shall be a party to this Agreement and the Participation Agreement and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Bank which has funded a Term Loan under this Agreement, the Participation Agreement and the other Operative Agreements, and (y) the assigning Termed Out Bank shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement and the Participation Agreement, and such assigning Termed Out Bank shall cease to be a party to this Agreement and the Participation Agreement).

            Upon satisfaction of the conditions and upon its receipt of the related Assignment and Acceptance each as set forth in the preceding paragraph, together with payment to Agent Bank by SPC of a registration and processing fee of $3,500, Agent Bank shall (i) promptly accept such Assignment and Acceptance and (ii) promptly after the effective date determined pursuant thereto, record the information contained therein in the Register and give notice of such acceptance and recordation to the Banks, Lessor, Lessee and SPC.

            Agent Bank shall maintain at its address referred to in Section 14.3 of the Participation Agreement a copy of each Assignment and Acceptance delivered to it pursuant to the preceding paragraph.

            SECTION 4.5.    Use of Proceeds.

            (a)    The proceeds of Commercial Paper shall be used by the SPC only (i) to make SPC Loans, (ii) to repay matured Commercial Paper, (iii) to reimburse the Agent Bank for amounts advanced by the Agent Bank pursuant to Section 3.3(b), and (iv) to repay Facility Loans.

            (b)    Subject to Section 4.6, the proceeds of Facility Loans shall be used by the SPC only (i) to repay matured Commercial Paper, (ii) to reimburse the Agent Bank for amounts advanced by the Agent Bank pursuant to Section 3.3(b), and (iii) to make SPC Loans.

            SECTION 4.6.    Pre-Funded Bank Deposits.

            In the event that any Bank becomes a Downgraded Bank, then such Downgraded Bank shall make a loan to SPC (a "Pre-Funding Loan") in the amount of its unused Commitment no later than the earlier to occur of (i) twenty-five (25) days after such Bank becomes a Downgraded Bank or (ii) receipt of a notice that a Rating Agency has put the Commercial Paper program on review for possible downgrade based on the Downgraded Bank's being downgraded. The proceeds of such Pre-Funding Loan shall be deposited (a "Pre-Funded Bank Deposit") in a special purpose, segregated trust account at the Collateral Agent for the exclusive benefit of the SPC (the "Pre-Funded Bank Deposit Account"). Such Pre-Funding Loan shall accrue interest at the rate or rates provided in Section 3.5, such Downgraded Bank shall continue to be entitled to the Facility Fee applicable to such Pre-Funding Loan; but any earnings accrued on Permitted Investments made with such Pre-Funded Bank Deposit shall be applied for the account of SPC to pay accrued interest to the Downgraded Bank on such Pre-Funding Loan. Pre-Funding Loans shall not reduce the Commitments. After the making of a Pre-Funded Bank Deposit, in lieu of such Downgraded Bank making its pro rata share of Revolving Facility Loans made by the Banks hereunder, whenever Borrowings of Revolving Facility Loans are made hereunder, the Collateral Agent shall withdraw from such Bank's Pre-Funded Bank Deposit in the Pre-Funded Bank Deposit Account an amount equal to such Bank's Commitment Percentage of the aggregate amount of Revolving Facility Loans requested, which withdrawn amount shall be applied together with the proceeds of the other Revolving Facility Loans requested as provided in this Backup Facility Agreement. Whenever Facility Loans are prepaid, other than under Section 4.1, such Bank's pro rata share of such prepayment shall be deposited to the Pre-Funded Bank Deposit Account to reimburse or increase its Pre-Funded Bank Deposit. Amounts on deposit in the Pre-Funded Bank Deposit Account shall be invested from time to time by the CP Administrative Agent in Permitted Investments at the written direction, risk and expense of the Lessee (or, so long as a Lease Event of Default exists, as the Collateral Agent may in its discretion select, provided, however, that the Collateral Agent shall not be liable for making such investment or for any losses incurred in connection with such investment). On the Expiry Date of such Downgraded Bank's Commitment, such Bank shall convert its Pre-Funding Loan into a Term Loan pursuant to Section 3.2(c) and the Collateral Agent shall withdraw from such Bank's Pre-Funded Bank Deposit Account an amount equal to such Bank's Term Loan, and apply the same in accordance with Section 3.2(c).

ARTICLE V

PAYMENTS

            SECTION 5.1.    Payments on Non-Business Days.

            Except as provided in the definition of "Interest Period", whenever any payment to be made hereunder shall be stated to be due an a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest or fees, as applicable, shall be payable at the applicable rate during such extension.

            SECTION 5.2.    Prepayments.

            Facility Loans shall be subject to prepayment at the times and in the amounts set forth in Sections 13.3, 13.4, 13.5, 13.8, 13.13 and 13.14 of the Participation Agreement. Any such prepayments shall be applied as may be specified in a notice of prepayment from the SPC or, if no such specification is given in such notice of prepayment, then ABR Loans shall be prepaid to the extent thereof prior to any prepayment of Eurodollar Loans. Except as expressly set forth in this Backup Facility Agreement, all such prepayments shall be applied pro rata among the Facility Loans being prepaid. The Agent Bank shall promptly transmit any notice of prepayment to each Bank.

            SECTION 5.3.    Funding Account.

            For the purpose of facilitating the transactions contemplated by this Backup Facility Agreement, the SPC has established and the Collateral Trustee will hereafter maintain and control the Funding Account pursuant to the Collateral Trust Agreement.

            SECTION 5.4.    Method and Place of Payment, etc.

All payments by the SPC under this Backup Facility Agreement owing to the Banks shall be made not later than 2:00 p.m. (New York City time) to the Collateral Agent for (except to the extent this Backup Facility Agreement expressly provides for payments other than on a pro rata basis) the pro rata account of each Bank on the date when due and shall be made in freely transferable U.S. dollars and in immediately available funds at the Payment Office. The Collateral Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or Facility Fees ratably (other than amounts payable pursuant to Section 12.2, 12.3, 12.4, 12.5 or 12.6 of the Participation Agreement or clauses (i) and (ii) of Section 4.4 hereof) to the Banks for the account of their Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Bank to such Bank for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Backup Facility Agreement. Unless the Collateral Agent shall have received notice from the Lessee prior to the time of any payment of Basic Rent or Supplemental Rent due that the Lessee will not make such Rent payment, the Collateral Agent may assume that payment will be made in accordance with the Lease and the Collateral Agent may (but in no event shall be required to), in reliance upon such assumption, make the payments required under this Section 5.4. If and to the extent that the Lessee shall not have so made such Rent payment, each Bank agrees to repay to the Collateral Agent forthwith on demand its pro rata share of such corresponding amount together with interest thereon, for each day from the date such amount is made available by the Collateral Agent until the date such amount is repaid to the Collateral Agent, at a rate per annum for each such day equal to the greater of the Federal Funds Effective Rate and a rate determined by the Collateral Agent in accordance with banking industry rules on interbank compensation. Upon an Assignment and Acceptance, from and after the effective date of such Assignment and Acceptance, the Collateral Agent shall make all payments hereunder in respect of the interest assigned thereby to the Bank assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

            SECTION 5.5.    Sharing of Payments, etc.

            If any Bank shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Facility Loans owing to it (other than pursuant to clauses (i) and (ii) of Section 4.4 hereof or pursuant to Section 12.2, 12.3, 12.4, 12.5 or 12.6 of the Participation Agreement) in excess of its Exposure Percentage of payments on account of the Facility Loans obtained by all the Banks, such Bank shall so notify the Agent Bank and forthwith purchase from the other Banks such participations in the Facility Loans owing to them as shall be necessary to cause such purchasing Bank to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Bank, such purchase from each Bank shall be rescinded and such Bank shall repay to the purchasing Bank the purchase price to the extent of such recovery together with an amount equal to such Bank's ratable share (according to the proportion of (i) the amount of such Bank's required repayment to (ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered.

ARTICLE VI

CONDITIONS PRECEDENT

            SECTION 6.1.    Conditions to Effectiveness.

            This Backup Facility Agreement shall become effective on the first day on which all of the conditions set forth in Section 6.1 of the Participation Agreement shall have been satisfied or waived in writing by the Lessor, the SPC, the Agent Bank and each Bank.

            SECTION 6.2.    Conditions to Initial Issuance of Commercial Paper.

            The right of the SPC to issue Commercial Paper in connection with funding an SPC Loan under the SPC Loan Agreement on the Backup Facility Closing Date is subject to the fulfillment, to the satisfaction of the Agent Bank, of all of the following conditions precedent (unless waived in writing by the Lessor, the SPC, the Agent Bank and the CP Administrative Agent with, in each case, notice to the Placement Agents):

            (a)    Initial Commercial Paper Private Placement Memorandum. The Agent Bank shall have received sufficient copies of each Commercial Paper Private Placement Memorandum for itself and each Bank;

            (b)    Accounts. The Agent Bank shall have received a certificate of an authorized officer of the Depositary to the effect that each of the Commercial Paper Account and the Funding Account has been established;

            (c)    Ratings. The Agent Bank shall have received a copy of a rating letter from Moody's stating that the Commercial Paper shall be rated P-1 by Moody's and a rating letter from S&P stating that the Commercial Paper shall be rated A-1 by S&P;

            (d)    Issuing and Paying Agreement. The Agent Bank shall have received an executed counterpart of the Issuing and Paying Agreement;

            (e)    Commercial Paper Placement Agency Agreements. The Agent Bank shall have received an executed counterpart of each Commercial Paper Placement Agency Agreement from each Placement Agent;

            (f)    Other Agreements. The Agent Bank shall have received an executed counterpart of the Administration Agreement and the Collateral Trust Agreement, and copies of the executed SPC Loan Agreement and Participation Agreement;

            (g)    Opinion. Agent Bank shall have received an opinion of counsel to SPC addressed to Agent Bank, the Banks, and the Lessee, in the form attached to the Participation Agreement as Exhibit B-4 to the effect that the Commercial Paper is exempt from the registration requirements of the Securities Act and the SPC is not required to be registered under the Investment Company Act;

            (h)    Total Commitments. After giving effect to all transactions on such day, the aggregate Face Amount of Commercial Paper outstanding (less the amount on deposit in the Commercial Paper Account) will not exceed the undrawn portion of the Commitments; and

            (i)    Commercial Paper. The offer and sale by the SPC of the Commercial Paper will constitute exempt transactions under Section 4(2) of the Securities Act and Rule 506 thereunder, and no registration of the Commercial Paper under the Securities Act, nor qualification of an indenture with respect to the Operative Agreements under the Trust Indenture Act of 1939, as amended, shall be required in connection with any such offer, issuance or sale of the Commercial Paper by the SPC.

            SECTION 6.3.    Conditions to Each Issuance of Commercial Paper.

            The right of the SPC to issue Commercial Paper on any date is subject, at the time such Commercial Paper is issued, to the satisfaction of each of the following conditions (unless waived by the Majority Banks in accordance with the provisions of this Backup Facility Agreement):

            (a)    No Defaults. No SPC Loan Default shall have occurred and be continuing;

            (b)    Total Commitments. After giving effect to all transactions on such day, the aggregate Face Amount of Commercial Paper outstanding (less the amount on deposit in the Commercial Paper Account) will not exceed the undrawn portion of the Commitments;

            (c)    Certain Events. No event shall have occurred which would, pursuant to Section 2.1(a) permit the Agent Bank to instruct the Depositary and the SPC not to issue and sell Commercial Paper;

            (d)    CP Rating. The CP shall be rated at least A-1 by S&P and P-1 by Moody's;

            (e)    Representations and Warranties. All representations and warranties of the SPC hereunder and under the other Operative Agreements shall be true and correct in all material respects;

            (f)    No Stop Order. The SEC shall not have issued an injunction suspending the issuance of the Commercial Paper;

            (g)    Securities Act. The SPC shall not have violated the Securities Act;

            (h)    Commercial Paper. The offer and sale by the SPC of the Commercial Paper will constitute exempt transactions under Section 4(2) of the Securities Act and Rule 506 thereunder, and no registration of the Commercial Paper under the Securities Act, nor qualification of an indenture with respect to the Operative Agreements under the Trust Indenture Act of 1939, as amended, shall be required in connection with any such offer, issuance or sale of the Commercial Paper by the SPC; and

            (i)    Guarantor Rating. The senior unsecured debt of the Guarantor shall have a rating of BBB- or better from S&P and Baa3 or better from Moody's (in each case whether express or implied).

            SECTION 6.4.    Conditions to the Making of Each Revolving Facility Loan.

            The obligation of each Bank to make any Revolving Facility Loan (other than any Revolving Facility Loan specified in Section 6.5) on the occasion of each Borrowing shall be subject to the following conditions:

            (a)    No SPC Loan Default shall have occurred and be continuing, unless the cure rights of the Lessee provided for in Section 6.1(b) of the SPC Loan Agreement shall remain exercisable at such time;

            (b)    After giving effect to all transactions on such day, the aggregate Face Amount of Commercial Paper outstanding (less any cash held to repay such commercial paper) will not exceed the undrawn portion of the Commitments;

            (c)    The Commercial Paper Account is not subject to stay, writ, judgment, warrant of attachment or similar process;

            (d)    The conditions set forth in Section 3.2 of the SPC Loan Agreement shall have been satisfied;

            (e)    The aggregate amount of Facility Loans of such Bank, after giving effect to the making of such Revolving Facility Loan, shall not exceed such Bank's Commitment; and

            (f)    The Agent Bank shall have received a Notice of Borrowing in accordance with the provisions of Section 3.2(b).

            SECTION 6.5.    Conditions to the Making of Each Refunding Loan, Pre-Funding Loan or Term Loan.

            The obligation of each Bank to make any Refunding Loan, Pre-Funding Loan or Term Loan on the occasion of each Borrowing shall be subject to the following conditions:

            (a)    No SPC Insolvency Event shall have occurred and be continuing on the date of such Borrowing;

            (b)    There shall not have occurred a default under Section 2.3 or Section 2.4 of the SPC Loan Agreement that shall have continued unremedied for forty-five (45) days after notice of such default has been given by the Agent Bank to the Lessor, the Lessee, the CP Administrative Agent and the Depositary, unless the cure rights of the Lessee provided for in Section 6.1(b) of the SPC Loan Agreement shall remain exercisable at such time;

            (c)    no Guarantor Insolvency Event shall have occurred and be continuing on the date of such Borrowing; provided, that this paragraph (c) shall only be a condition under this Section 6.5 if, immediately prior to such Guarantor Insolvency Event, the short term debt of the Guarantor shall have been rated not less than A-1 by S&P and P-1 by Moody's, in each case without such rating having been placed on "negative watch"; and

            (d)    The aggregate amount of Facility Loans of such Bank, after giving effect to the making of such Facility Loan, shall not exceed such Bank's Commitment.

            SECTION 6.6.    [Reserved].

            SECTION 6.7.    Obligations Absolute.

            The Banks' obligations to make Refunding Loans, Pre-Funding Loans and Term Loans in accordance with the terms of this Backup Facility Agreement are primary, irrevocable, absolute and, except as set forth in this Article VI, unconditional. Each Bank waives any and all defenses (except for the conditions precedent set forth in this Article VI), rights of rescission, counterclaims or setoff with respect to its obligations to make such Facility Loans.

ARTICLE VII

COVENANTS

            From the date of the effectiveness of this Backup Facility Agreement until all indebtedness hereunder and under the Commercial Paper and the Facility Loans shall have been indefeasibly paid in full and all Commitments hereunder shall have been permanently terminated, SPC shall duly and punctually pay the principal amount of, premium, if any, and interest on and other amounts due in respect of the Facility Loans and hereunder in accordance with the terms of the Security Documents and this Backup Facility Agreement, and comply with its other obligations under the Operative Agreements.

ARTICLE VIII

EVENTS OF DEFAULT

            SECTION 8.1.    Backup Facility Agreement Events of Default.

            Upon the occurrence of any of the following events (each, a "Backup Facility Agreement Event of Default"):

            (a)    Principal and Interest. Failure by the SPC to pay the principal of any Facility Loan when due or failure by the SPC to pay the interest on any Facility Loan when due and payable continuance thereof for five (5) Business Days or more;

            (b)    Facility Fees. Failure by the SPC to pay any Facility Fee within five (5) Business Days after receipt by the SPC, the Lessor and the Lessee of notice of such failure;

            (c)    Other Payments. Failure by the SPC to pay any amount (other than any amount described in clause (a) or (b) above) due hereunder or under the Participation Agreement to the Banks within five (5) Business Days after receipt by the SPC, the Lessor and the Lessee of notice of such failure;

            (d)    Representations. Any representation or warranty or statement made or deemed made by the SPC in this Backup Facility Agreement or in any other Operative Agreement or in any document entered into in connection herewith or therewith shall prove to have been incorrect when made in any material respect and the circumstances rendering such representation or warranty or statement incorrect shall not be remediable or, if such representation or warranty or statement is remediable and is not remedied prior to the earlier of (A) thirty (30) days after written notice thereof is sent to SPC, or (B) the date any writ or order is issued for the levy or sale of any property owned by the SPC or any criminal action is instituted against SPC or any of its directors, officers or employees because of such default; provided, however, that so long as no such writ or order is issued and no such criminal action is instituted, if such failure is susceptible of cure but cannot with reasonable diligence be cured within such thirty (30) day period, and if SPC shall promptly have commenced to cure the same and shall thereafter prosecute the curing thereof with reasonable diligence, the period within which such failure may be remedied shall be extended for such further period (not to exceed an additional sixty (60) days) as shall be necessary for the curing thereof with reasonable diligence;

            (e)    Covenants. (i) Failure by the SPC to observe or perform any covenant or agreement contained in Section 9.2(a), (c), (h), (k), (1) or (p) of the Participation Agreement; or (ii) the failure by the SPC to observe or perform any other covenant or agreement contained herein or in any other Operative Agreement and not constituting a Backup Facility Agreement Event of Default under any other clause of this Article VIII and such failure shall not be cured prior to the earlier of (A) thirty (30) days after written notice thereof is sent to SPC, or (B) the date any writ or order is issued for the levy or sale of any property owned by the SPC or any criminal action is instituted against SPC or any of its directors, officers or employees because of such default; provided, however, that so long as no such writ or order is issued and no such criminal action is instituted, if such failure is susceptible of cure but cannot with reasonable diligence be cured within such thirty (30) day period, and if SPC shall promptly have commenced to cure the same and shall thereafter prosecute the curing thereof with reasonable diligence, the period within which such default may be cured shall be extended for such further period (not to exceed an additional sixty (60) days) as shall be necessary for the curing thereof with reasonable diligence;

            (f)    Voluntary Bankruptcy Proceedings of the SPC. An order for relief shall be entered in a case under Title 11 of the United States Code in which the SPC is a debtor, or the SPC shall become insolvent or generally fail to pay, or admit in writing its inability to pay, its debts as they become due, or shall voluntarily commence any proceeding or file any petition under any bankruptcy, insolvency or similar law or seeking dissolution or reorganization or the appointment of a receiver, trustee, custodian or liquidator for itself or a substantial portion of its property, assets or business or to effect a plan or other arrangement with. its creditors, or shall file any answer admitting the jurisdiction of the court and the material allegations of an involuntary petition filed against it in any bankruptcy, insolvency or similar proceeding, or shall be adjudicated bankrupt, or shall make a general assignment for the benefit of creditors, or shall consent to, or acquiesce in the appointment of, a receiver, trustee, custodian or liquidator for itself or a substantial portion of its property, assets or business;

            (g)    Involuntary Bankruptcy Proceedings against the SPC. Involuntary proceedings or an involuntary petition shall be commenced or filed against the SPC, under any bankruptcy, insolvency or similar law or seeking the dissolution or reorganization of the SPC or the appointment of a receiver, trustee, custodian or liquidator for the SPC or of a substantial part of the property, assets or business of the SPC, or any writ, order, judgment, warrant of attachment, execution or similar process shall be issued or levied against a substantial part of the property, assets or business of the SPC, and such proceeding or petition shall not be dismissed, or such writ, order, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded, within ninety (90) days after commencement, filing or levy, as the case may be;

            (h)    SPC Loan Agreement Event of Default. There shall have occurred and be continuing an SPC Loan Event of Default (other than those specified in Section 6.1(a)(iv) and Section 6. 1(a)(v) of the SPC Loan Agreement), and the period of time for forebearance with respect thereto set forth therein shall have expired;

            (i)    Other Event of Default. There shall have occurred and be continuing an Event of Default under any other Operative Agreements, and the period of time for forebearance with respect thereto set forth therein shall have expired; or

            (j)    Judgments. Final, non-appealable judgment or judgments for the payment of money in an aggregate amount in excess of $250,000 shall have been rendered against the SPC (to the extent not paid by insurance or covered by the indemnification obligations of the Lessee set forth in the Operative Agreements) and any such judgments or decrees shall not have been vacated, discharged or stayed within 60 days from the entry thereof;

then, at any time during the continuance of any Backup Facility Agreement Event of Default and so long as such Backup Facility Agreement Event of Default shall continue unremedied, the Agent Bank shall at the written request of Majority Banks, by written notice to the SPC, the Depositary (with a copy to each Placement Agent) and the Lessee in compliance with Section 8.2, (i) declare the principal of and accrued interest in respect of the Facility Loans and all other amounts due and owing to the Agent Bank and the Banks to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the SPC, anything contained herein to the contrary notwithstanding, and/or (ii) subject to the next following sentence declare the Commitments terminated, whereupon the Commitments shall terminate immediately and any accrued fees or premiums shall forthwith become due and payable without any further notice of any kind; provided, that if a Backup Facility Agreement Event of Default described in clause (f) or (g) above shall occur, then the principal of and accrued interest in respect of the Facility Loans and all other amounts due and owing to the Agent Bank and the Banks shall automatically be and become due and payable immediately without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the SPC, anything contained herein to the contrary notwithstanding. Subject to Section 6.5, no declaration or termination of the Commitments pursuant to the foregoing provisions of this Article VIII and no Backup Facility Agreement Event of Default shall affect the obligation of the Banks to make Refunding Loans with respect to the Commercial Paper issued, authenticated and delivered by the Depositary prior to receipt of instructions from the Agent Bank to cease issuing Commercial Paper as provided in Section 2.1(a). Subject to the foregoing sentence, upon the occurrence of a Backup Facility Agreement Event of Default, the Agent Bank, at the direction of the Majority Banks, may proceed to enforce the rights and remedies of the Banks as permitted by applicable Legal Requirements, including bringing an action for specific performance by the SPC of any of the SPC's obligations under the Operative Agreements and under the Collateral Trust Agreement.

Notwithstanding anything to the contrary contained in this Section 8.1, the Agent Bank shall give to Lessee written notice of the Backup Facility Agreement Event of Default and, with respect to a Backup Facility Agreement Event of Default that is not a Lease Event of Default (other than one arising under Section 17(h) or 17.1(n) of the Lease), neither the Agent Bank nor any other Participant shall take any action or pursue any remedies under any Operative Agreement with respect to such Backup Facility Agreement Event of Default (nor shall Lessee forfeit any right, power or privilege, the continued exercise of which is subject to the condition that no Default or Event of Default is continuing (other than one arising pursuant to any Lease Default or Lease Event of Default (other than one arising under Section 17(h) or 17.1(n) of the Lease)) for a period of sixty (60) days so long as Lessee either:

       (i)    is diligently attempting to make any payment and perform any obligation of the SPC or to take other actions as may be necessary to cure such Backup Facility Agreement Event of Default (it being understood that any tender by Lessee of any such payment, performance or action shall be accepted and shall cure such default), together with the payment and performance by the SPC or Lessee of such obligation (or the taking of such other actions) within such sixty (60) day period shall be deemed to cure any such Backup Facility Agreement Event of Default; or

       (ii)    delivers a Purchase Notice or BI Purchase Notice pursuant to Section 20.1 or Section 20.3 of the Lease.

Failure to cure any such Backup Facility Agreement Event of Default that is not a Lease Event of Default within such sixty (60) day period shall at any time thereafter, so long as the Backup Facility Agreement Event of Default shall be continuing (and provided Lessee has not delivered a Purchase Notice or BI Purchase Notice pursuant to Section 20.1 or 20.3 of the Lease), entitle the Agent Bank to exercise any and all rights and powers and pursue any, and all remedies available to it hereunder, under the UCC and the Collateral Trust Agreement.

ARTICLE IX

REPRESENTATIONS AND WARRANTIES

            In order to induce the Banks to enter into this Backup Facility Agreement and to provide the credit facilities provided for herein, the SPC represents and warrants to the Agent Bank and each of the Banks that the representations and warranties of the SPC set forth in the Participation Agreement and the other Operative Agreements are true and correct.

ARTICLE X

MISCELLANEOUS

            SECTION 10.1.    Exercise of Rights.

            No failure or delay on the part of any Bank to exercise any right, power or privilege under this Backup Facility Agreement and no course of dealing between the SPC and any Bank shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Backup Facility Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly provided are cumulative and except to the extent limited under this Backup Facility Agreement not exclusive of any rights or remedies which the Banks would otherwise have pursuant to law or equity. No notice to or demand on any party in any case shall entitle such party to any other or further notice or demand in similar or other circumstances, or constitute a waiver of the right of the other party to any other or further action in any circumstances without notice or demand.

            SECTION 10.2.    Amendment and Waiver.

            This Agreement may be amended by the parties hereto in accordance with Section 14.5 of the Participation Agreement.

            SECTION 10.3.    Successors and Assigns.

            (a)    This Backup Facility Agreement shall bind, and the benefits hereof shall inure to, the parties hereto and the Banks and their respective successors and permitted assigns; provided, however, that the SPC may not transfer or assign any or all of its rights and obligations hereunder except in accordance with Section 11.2 of the Participation Agreement. Lessee is an intended third-party beneficiary of the commitments of SPC and the Banks contained herein.

            (b)    Any Bank may assign and/or sell participating interests in its Facility Loans and its Commitments in accordance with Section 11.3 of the Participation Agreement.

            SECTION 10.4.    Notices.

            Except where telephonic instructions or notices axe authorized herein to be given, all notices, requests, demands, instructions and other communications required or permitted to be given to or made upon any party hereto shall be given in accordance with Section 14.3 of the Participation Agreement.

            SECTION 10.5.    Survival of Representations and Warranties.

            All representations and warranties of the SPC contained in Section 7.7 of the Participation Agreement shall survive the execution and delivery of this Backup Facility Agreement and shall continue only so long as and until such time as all indebtedness hereunder and under Commercial Paper and the Facility Loans shall have been paid in full and the Banks no longer have any Commitments hereunder.

            SECTION 10.6.    Governing Law.

            THIS BACKUP FACILITY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

            SECTION 10.7.    Counterparts.

            This Backup Facility Agreement may be executed in any number of copies, and by the different parties hereto on the same or separate counterparts, each of which shall be deemed to be an original instrument. Complete counterparts of this Backup Facility Agreement shall be retained by the SPC and the Agent Bank.

            SECTION 10.8.    Setoff.

            Each Bank hereby waives, to the extent permitted by applicable Legal Requirements, any and all rights to set off, appropriate or apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Bank to or for the credit or the account of the SPC against and on account of the obligations and liabilities of the SPC to such Bank under this Backup Facility Agreement and the Facility Loans, including all claims of any nature or description arising out of or connected with this Backup Facility Agreement or the Facility Loans; provided, however, that the rights of the Banks, the Agent Bank and the Collateral Agent to the Funding Account shall be governed by the Collateral Trust Agreement.

            SECTION 10.9.    Further Assurances.

            The SPC agrees to do such further acts and things and to execute and deliver to the Agent Bank such additional assignments, agreements, powers and instruments, as the Agent Bank may require or deem advisable to carry into effect the purposes of this Backup Facility Agreement or to better assure and confirm unto the Agent Bank its rights, powers and remedies hereunder.

            SECTION 10.10.    Appointment of the Agent Bank.

            (a)    Each Bank hereby irrevocably appoints the Agent Bank as its agent hereunder and under the other Operative Agreements and hereby authorizes the Agent Bank to take such action on its behalf and to exercise such rights, remedies, powers and privileges hereunder or thereunder as are specifically authorized to be exercised by the Agent Bank by the terms hereof or thereof, together with such rights, remedies, powers and privileges as are reasonably incidental thereto. The Agent Bank may execute any of its duties hereunder and under the other Operative Agreements, by or through agents or employees. The relationship between the Agent Bank and each Bank is that of agent and principal only, and nothing herein shall be deemed to constitute the Agent Bank a trustee for any Bank or impose on the Agent Bank any obligations other than those for which express provision is made herein or in the other Operative Agreements or the Issuing and Paying Agreement.

            (b)    Except as required by the specific terms of this Backup Facility Agreement and the other Operative Agreements, the Agent Bank shall not have any duty to exercise any right, power, remedy or privilege granted or assigned to it hereby or thereby, or to take any affirmative action or exercise any discretion hereunder, or thereunder, including, without limitation, the right of the Agent Bank to instruct the Depositary not to issue or deliver Commercial Paper under the provisions of Section 2.1(a) and the Issuing and Paying Agreement, unless directed to do so by the Majority Banks (and shall be fully protected in acting or refraining from acting pursuant to such directions which shall be binding upon the Banks), and shall not, without the prior approval of the Majority Banks, consent to any material departure by the SPC, the Lessee, or the Depositary from the terms hereof or thereof, waive any default on the part of any such party under any such agreement or instrument or amend, modify, supplement or terminate, or agree to any surrender of any such agreement or instrument; provided, however, that the foregoing limitation on the authority of the Agent Bank is for the benefit of the Banks and shall not impose any obligation on the Depositary or the SPC to investigate or inquire into the authority of the Agent Bank in any circumstances, and the Depositary and the SPC shall be fully protected in carrying out any request, direction or instruction made or given to the Depositary or the SPC by the Agent Bank in the exercise of any right, power, remedy or privilege granted to the Agent Bank hereby or by the terms of the other Operative Agreements, receiving or acting upon any consent or waiver granted to the SPC or the Depositary hereunder or thereunder by the Agent Bank, or entering into any amendment or modification of, or supplement to, this Backup Facility Agreement or the other Operative Agreements, and neither the Depositary nor the SPC shall be subject to the claims of any Bank by reason of the lack of authority of the Agent Bank to take any such action nor shall the lack of authority on the part of the Agent Bank in any circumstance give rise to any claim on the part of the Depositary or the SPC against any Bank; and provided, further, however, that the Agent Bank shall not be required to take any action which exposes the Agent Bank to personal liability or which is contrary to this Backup Facility Agreement, the other Operative Agreements or any applicable Legal Requirements, rule or regulation.

            (c)    Neither the Agent Bank nor any Bank, or any of its or their respective directors, officers, agents or employees, shall be liable to the Agent Bank, any other Bank, the Depositary or the SPC, as the case may be, for any action taken or omitted to be taken by it or them hereunder, under the other Operative Agreements, or in connection herewith or therewith, except for its or their own gross negligence or willful misconduct; nor shall the Agent Bank or any Bank be responsible to the Agent Bank or any other Bank, as the case may be, for the validity, effectiveness, value, sufficiency or enforceability against the SPC, the Depositary, the Agent Bank, the Lessor or the Lessee, of the Collateral, this Backup Facility Agreement, the Issuing and Paying Agreement, the other Operative Agreements or any other document furnished pursuant hereto or thereto or in connection herewith or therewith. Without limitation of the generality of the foregoing, the Agent Bank: (i) may consult with legal counsel (including counsel for the SPC, the Lessor or the Lessee), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Bank and shall not be responsible to any Bank for any statements, warranties or representations made in or in connection with this Backup Facility Agreement, the other Operative Agreements, any other document furnished pursuant hereto or thereto or in connection herewith or therewith; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Backup Facility Agreement or the other Operative Agreements on the part of any party hereto or thereto or to inspect the property (including the books and records) of the SPC, the Lessor or the Lessee; (iv) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness. sufficiency or value of this Backup Facility Agreement, the other Operative Agreements or any other instrument or document furnished pursuant hereto or thereto; and (v) shall incur no liability under or in respect of this Backup Facility Agreement or the other Operative Agreements by acting upon any notice, consent, certificate or other instrument or writing to the extent authorized herein or therein believed by it to be genuine and signed or sent by the proper party or parties.

            (d)    Each Bank hereby severally agrees, in the ratio that the sum of such Bank's Facility Loans and unused Commitment bears to the sum of all Facility Loans and unused Commitments, to indemnify and hold harmless the Agent Bank, from and against any and all losses, liabilities (including liabilities for penalties), actions, suits, judgments, demands. damages, costs and expenses of any kind whatsoever (including, without limitation, reasonable fees and expenses of attorneys, accountants and experts) incurred or suffered by the Agent Bank in its capacity as Agent Bank hereunder as a result of any action taken or omitted to be taken by the Agent Bank in such capacity or otherwise incurred or suffered by, made upon, or assessed against the Agent Bank in such capacity; provided, however, that no Bank shall be liable for any portion of any such losses, liabilities (including liabilities for penalties), actions, suits, judgments. demands, damages, costs or expenses resulting from or attributable to gross negligence or willful misconduct on the part of the Agent Bank. Without limiting the generality of the foregoing, each Bank hereby agrees, in the ratio aforesaid, to reimburse the Agent Bank promptly following its demand for any out-of-pocket expenses (including, without limitation, reasonable attorneys' fees and expenses) incurred by the Agent Bank hereunder or under the other Operative Agreements, and not promptly reimbursed to the Agent Bank by the SPC or the Lessee. Each Bank's obligations under this paragraph shall survive the termination of this Backup Facility Agreement and the discharge of the SPC's obligations hereunder and the resignation or removal of the Agent Bank.

            (e)    The Banks agree that, with respect to their obligation to lend under this Backup Facility Agreement, the Facility Loans made by them, the Bank acting as the Agent Bank shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not performing the duties specified herein; and the terms "Banks," "Majority Banks," or any similar terms shall, unless the context clearly otherwise indicates, include the Agent Bank and the Agent Bank may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the SPC, the Lessor, the Lessee or any of their respective affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from the SPC, the Lessor, the Lessee or any of their respective affiliates for services in connection with this Backup Facility Agreement and otherwise without having to account for the same to any Bank.

            (f)    Each Bank hereby acknowledges that it has, independent of and without reliance upon the Agent Bank or any materials provided by the Agent Bank or any other Bank and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Backup Facility Agreement. The Agent Bank shall in no event be liable to any Bank on account of any materials prepared or provided by it.

            (g)    In no event shall the Agent Bank, the Collateral Agent or the CP Administrative Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, lost profits) even if the Agent Bank, the Collateral Agent or the CP Administrative Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

            SECTION 10.11.    Resignation by the Agent Bank; Removal.

            (a)    The Agent Bank may resign as such at any time upon at least thirty (30) days' prior written notice to the Lessee, the Lessor, the SPC, the Depositary, the Banks, the Rating Agencies and the Placement Agents.

            (b)    In the event of such resignation or removal, Majority Banks shall as promptly as practicable appoint a successor agent to replace the Agent Bank, subject to the prior written consent of the Lessee (provided that such consent shall not (x) be required during the continuance of a Lease Event of Default and (y) in any event, be unreasonably withheld or delayed). If no successor Agent Bank shall have been so appointed by the Majority Banks, and shall have accepted such appointment, within thirty (30) days after the retiring Agent Bank's giving of notice of resignation, then the retiring Agent Bank shall, on behalf of the Banks petition a court of competent jurisdiction to appoint a successor Agent Bank. Upon the acceptance of any appointment as Agent Bank hereunder by a successor Agent Bank, such successor Agent Bank shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent Bank, and the retiring Agent Bank shall be discharged from its duties and obligations hereunder. Notwithstanding the resignation of the Agent Bank or any Agent Bank hereunder, the provisions of Section 10.10 shall continue to inure to the benefit of the Agent Bank in respect of any action taken or omitted to be taken by the Agent Bank in its capacity as such while it was such under this Backup Facility Agreement.

            (c)    No removal or resignation of the Agent Bank shall be effective without the appointment of a successor Agent Bank.

            SECTION 10.12.    Knowledge of SPC.

            The SPC shall be entitled to assume that no Backup Facility Agreement Event of Default or Backup Facility Agreement Default shall have occurred and be continuing, unless an officer or a director of the SPC has actual knowledge thereof or the SPC has received notice from any Person that such Person considers that such a Backup Facility Agreement Event of Default or Backup Facility Agreement Default has occurred and is continuing.

            SECTION 10.13.    Descriptive Headings.

            The descriptive headings of the various sections of this Backup Facility Agreement are inserted for convenience of reference only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

            SECTION 10.14.    Limitation of Liability.

            The obligations of the SPC under this Backup Facility Agreement are solely the corporate obligations of the SPC. No recourse shall be had for the payment by the SPC of any amount due hereunder or any other obligation or claim against the SPC arising out of or based upon this Backup Facility Agreement against any stockholder, employee, member, manager, officer, director or incorporator of the SPC.

            SECTION 10.15.    No Petition.

            Each party hereto other than SPC hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of SPC, it will not institute against, or join any other Person in instituting against, SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof.

            SECTION 10.16.    Limited Recourse.

            (a)    Not withstanding anything to the contrary contained herein, the obligations of SPC under this Agreement are solely the corporate obligations of SPC and, in the case of obligations of SPC other than Commercial Paper, shall be payable at such time as funds are received by or are available to SPC in excess of funds necessary to pay in full all outstanding Commercial Paper at maturity and, to the extent funds are not available to pay such obligations, the claims relating thereto shall not constitute a claim against SPC but shall continue to accrue. Each party hereto agrees that the payment of any claim (as defined in Section 101 of Title 11, United States Code (Bankruptcy) of any such party shall be subordinated to the payment in full of all Commercial

Paper.

            (b)    No recourse under any obligation, covenant or agreement of SPC contained in this Agreement shall be had against any incorporator, stockholder, officer, director, employee or agent of SPC by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement is solely a corporate obligation of SPC individually, and that no personal liability whatever shall attach to or be incurred by any incorporator, stockholder, officer, director, member, employee or agent of SPC, under or by reason of any of the obligations, covenants or agreements of SPC contained in this Agreement, or implied therefrom, and that any and all personal liability for breaches by SPC of any of such obligations, covenants or agreements, either at common law or at equity, or by statute, rule or regulation, of every such incorporator, stockholder, officer, director, employee or agent is hereby expressly waived as a condition of and in consideration for the execution of this Agreement; provided that the foregoing shall not relieve any such Person from any liability it might otherwise have as a result of fraudulent actions taken or omissions made by them or their gross negligence or willful misconduct, or any misappropriation by such Person (i.e., application in a manner contrary to any of the Operative Agreements) of any insurance proceeds, condemnation awards, deposits, escrows, rents or other payments delivered to such Person pursuant to any Operative Agreement. The provisions of this Section 10.16 shall survive the termination of this Agreement.

            IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Backup Facility Agreement to be duly executed and delivered as of the date first above written.

DNA FINANCE CORP.

By:	/s/ FRANK BILOTTA
Name: Frank Bilotta Title: President

THE CHASE MANHATTAN BANK, as CP Administrative Agent

By:	/s/ TAMMY HONG
Name: Tammy Hong Title: Vice President

THE CHASE MANHATTAN BANK, as Agent Bank

By:	/s/ DAWN LEE LUM
Name: Dawn Lee Lum Title: Vice President

THE CHASE MANHATTAN BANK, as Collateral Agent

By:	/s/ DAWN LEE LUM
Name: Dawn Lee Lum Title: Vice President

THE CHASE MANHATTAN BANK, as a Bank

By:	/s/ DAWN LEE LUM
Name: Dawn Lee Lum Title: Vice President

Commitment: $70,971,800

UBS AG, STAMFORD BRANCH, as a Bank

By:	/s/ ROBERT P. WAGNER
Name: Robert P. Wagner Title: Director

By:	/s/ WILFRED V. SAINT
Name: Wilfred V. Saint Title: Associate Director Banking Products Services, US

Commitment: $70,971,800

BNP PARIBAS, as a Bank

By:	/s/ KATHERINE WOLFE
Name: Katherine Wolfe Title: Director

By:	/s/ H. HIRO EBIHARA
Name: H. Hiro Ebihara Title: Associate

Commitment: $70,971,800

ABN AMRO BANK, N.V., as a Bank

By:	/s/ DEAN P. GIGLIO
Name: Dean P. Giglio Title: Vice President

By:	/s/ TODD J. MILLER
Name: Todd J. Miller Title: Credit Officer

Commitment: $50,000,000

MELLON BANK, N.A., as a Bank

By:	/s/ LAWRENCE C. IVEY
Name: Lawrence C. Ivey Title: First Vice President

Commitment: $50,000,000

WACHOVIA BANK, N.A., as a Bank

By:	/s/ KATHLEEN H. REEDY
Name: Kathleen H. Reedy Title: Senior Vice President

Commitment: $70,971,800

CREDIT SUISSE FIRST BOSTON, as a Bank

By:	/s/ WILLIAM S. LUTKINS
Name: William S. Lutkins Title: Vice President

By:	/s/ ROBERT HETU
Name: Robert Hetu Title: Director

Commitment: $70,971,800

BANK OF NEW YORK, as a Bank

By:	/s/ REBECCA K. LEVINE
Name: Rebecca K. Levine Title: Vice President

Commitment: $25,000,000